Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-199716

The information in this preliminary prospectus supplement and accompanying base prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 19, 2014

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 30, 2014)

$

TRIMBLE NAVIGATION LIMITED

% Senior Notes due                 ,

We are offering $          million aggregate principal amount of our         % Senior Notes due                 ,                 (the “notes”). We will pay interest semi-annually on the notes on December 1 and June 1 of each year, beginning June 1, 2015. The notes will mature on                 ,                 .

In the event of a change of control triggering event, as defined in this prospectus supplement, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. We may redeem all or some of the notes at our option and from time to time at the redemption prices described under “Description of Notes—Optional Redemption” in this prospectus supplement.

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are not and will not be listed on any securities exchange or any automated quotation system.

See “Risk Factors” beginning on page S-7 of this prospectus supplement for a discussion of certain risks you should consider in connection with an investment in these notes.

	Public Offering Price (1)		Underwriting Discount		Proceeds, Before Expenses, to Us (1)
Per note		%		%		%
Total for the notes	$		$		$

(1)	Plus accrued interest, if any, from November , 2014, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depositary Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator for the Euroclear System, on or about November         , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

The date of this prospectus supplement is November         , 2014.

Prospectus Supplement

Prospectus

About this Prospectus	1
Risk Factors	2
Cautionary Statement Regarding Forward-Looking Statements	2
Where You Can Find More Information	2
About Trimble	4
Ratio of Earnings to Fixed Charges	5

Use of Proceeds	5
Description of Senior Debt Securities	6
Plan of Distribution	14
Legal Matters	15
Experts	15

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any term sheet or other supplemental material we authorize that supplements this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus contain summaries of the material terms of certain business and financial documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to us. Requests for documents or other additional information should be directed to Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California, 94085, Attention: General Counsel, Telephone: (408) 481-8000.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about the securities we may offer from time to time, some of which information does not apply to the notes we are offering in this offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.

This prospectus supplement summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus supplement may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents with the Securities and Exchange Commission (the “SEC”).

MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying prospectus, including documents we incorporate by reference, contain information related to industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management’s understanding of industry conditions, and such information has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS

All statements included in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Sections of this prospectus supplement and the accompanying prospectus, including under the heading “Risk Factors,” our Annual Report on Form 10-K for the year ended January 3, 2014, our Quarterly Reports on Form 10-Q for the quarters ended April 4, 2014, July 4, 2014 and October 3, 2014, and other SEC filings discuss certain factors that may cause such a difference for us as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference speak only as of their respective dates and we undertake no obligation to revise or update publicly any forward-looking statement, to reflect future events or circumstances.

S-ii

SUMMARY

This summary contains a general summary of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of the reports we file with the SEC and that are incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the information contained in and incorporated by reference in this entire prospectus supplement and the accompanying prospectus, including the information set forth in the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement. The notes will be issued by Trimble Navigation Limited, a California corporation (“Trimble” or the “Issuer”). Except where otherwise noted in this prospectus supplement, the words “Trimble,” “company,” “we,” “our,” “ours” and “us” refer to Trimble Navigation Limited and all of its subsidiaries. With respect to the discussion of the terms of the notes on the cover page and in the sections entitled “Summary” and “Description of Notes,” the “company,” “we,” “our” and “us” refer only to Trimble Navigation Limited.

Trimble Navigation Limited

Trimble, a California corporation, provides technology solutions that enable professionals and field mobile workers to improve or transform their work processes. Our solutions are used across a range of industries, including agriculture, architecture, civil engineering, construction, environmental management, government, natural resources, transportation and utilities. Representative Trimble customers include engineering and construction firms, contractors, surveying companies, farmers and agricultural companies, enterprise firms with large-scale fleets, energy, mining and utility companies, and state, federal and municipal governments.

Our products are sold based on anticipated return on investment and frequently provide benefits such as lower operational costs, higher productivity, improved quality, enhanced safety and compliance, and reduced environmental impact. Product examples include: equipment that automates large industrial equipment, such as tractors and bulldozers; surveying instruments; integrated systems that track fleets of vehicles and workers and provide real-time information and powerful analytics to the back-office; data collection systems that enable the management of large amounts of geo-referenced information; software solutions that connect all aspects of a construction site or farm; and building information modeling software that is used throughout the design, build, and operation of buildings. We also manufacture components for in-vehicle navigation and telematics systems, and timing modules used in the synchronization of wireless networks.

Many of our products integrate positioning or location technologies with wireless communications and software or information technologies. Information about location or position is transmitted via a wireless link to a domain-specific software application which enhances the productivity of the worker, asset or work process. Position is provided through a number of technologies including the Global Positioning System, other Global Navigation Satellite Systems and their augmentation systems, and systems that use laser, optical, inertial or other technologies to establish position.

Software is a key element of most of our solutions. Our software may be delivered either via a licensed or embedded software model or in a hosted environment using a subscription-based Software as a Service model. Many of our software and services offerings can be used as stand-alone applications, or as part of a broader, more integrated industry workflow solution. Examples include software systems for conceptual and structural design, and software for business management/optimization functions in specific industries.

We design, develop and market our own products. The majority of our software products are engineered and developed in-house, with some use of third party applications, modules or contract development. We also operate a few joint ventures in partnership with industry leaders, with which we develop certain products. Our manufacturing strategy includes a combination of in-house assembly and third-party subcontractors. Our global operations include development, manufacturing, or logistics operations in the United States, Sweden, Finland, Germany, New Zealand, Canada, the United Kingdom, the Netherlands, China, and India. Products are typically sold through dealers, representatives, joint ventures, and other channels in more than 100 countries. These channels are supported by our own offices located in 35 countries around the world. We also sell products directly to end-users.

Trimble was incorporated in California in 1981. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “TRMB.”

Recent Developments

In November 2012, we entered into the amended and restated Credit Agreement, dated as of November 21, 2012, among Trimble, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”). As of October 3, 2014, we had $638.8 million principal amount of term loans and no revolving loans or letters of credit outstanding under the Existing Credit Agreement.

Contemporaneously with this offering, we intend to enter into a credit agreement with the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which will provide for a $1.0 billion unsecured revolving credit facility with a $50.0 million letter of credit sub-facility (the “New Credit Agreement”). A portion of the proceeds of borrowings under the New Credit Agreement will be used, together with the proceeds of this offering, to repay the outstanding loans under the Existing Credit Agreement.

The New Credit Agreement will have a maturity date of five years from its effective date. Loans under the New Credit Agreement will bear interest at our option at either a base rate plus a margin of 0% to 0.750% per annum or the reserve adjusted LIBOR or EURIBOR, depending on the currency borrowed, plus a margin of 1.00% to 1.750% per annum. The applicable margin will be determined with reference to our leverage ratio or debt credit ratings, and will be set based on whichever results in the lower pricing level.

The New Credit Agreement will contain customary affirmative covenants, including reporting requirements, maintenance of existence, compliance with laws, maintenance of insurance and payment of taxes and claims. The New Credit Agreement will also contain customary negative covenants including restrictions on subsidiary debt, liens, transactions with affiliates and fundamental changes. The financial covenants, tested quarterly, will be a minimum interest coverage ratio of 3.50 to 1.00 and a maximum leverage ratio of 3.00 to 1.00, which leverage ratio may be increased by 0.50 to 1.00 in the case of certain material acquisitions. The events of default will include payment defaults, breach of covenants with grace periods in certain instances, cross defaults with certain indebtedness, judgment defaults and change of control.

On November 11, 2014, we announced our acquisition of Amtech Group Limited, a company organized under the laws of the United Kingdom. Amtech Group Limited is a provider in the UK of mechanical, electrical and plumbing construction industry software featuring solutions including specification, design, estimating, procurement, construction management and operation. The Amtech business will be reported as part of the Engineering and Construction Segment.

Contact Information

Our principal executive offices are located at 935 Stewart Drive, Sunnyvale, California, 94085, and our telephone number at that location is (408) 481-8000. Our Internet address is www.trimble.com. Information contained on or accessible through our website is not incorporated by reference into and does not form any part of this prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	Trimble Navigation Limited

Securities Offered	$ aggregate principal amount of our notes.

Maturity Date	The notes will mature on , .

Interest Rates	The notes will bear interest at a rate of % per annum.

Interest Payment Dates	We will pay interest on the notes on December 1 and June 1 of each year, beginning on June 1, 2015.

Ranking	The notes will be senior unsecured obligations of ours and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

Optional Redemption	We may, at our option, redeem any series of notes, in whole or in part, at any time at the redemption prices determined as set forth under the heading “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries (as defined therein) to:

•	create certain liens;

•	enter into certain sale and leaseback transactions; and

•	consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to a number of significant qualifications and exceptions. You should read “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of Debt Securities—Certain Covenants” in the accompanying prospectus for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to incur liens with respect to material assets owned by us.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ million after deducting underwriting discounts and estimated transaction expenses payable by us. We currently intend to use the net proceeds from this offering, together with borrowings under our New Credit Agreement, to refinance our existing term loan. Any proceeds from this offering not so applied will be used for general corporate purposes.

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System, or Clearstream Banking, S.A., as described under “Description of Notes—Book-Entry; Delivery and Form; Global Notes” and “Description of Notes—Euroclear and Clearstream, Luxembourg” in this prospectus supplement.

Further Issuances	We may, without the consent of existing holders, increase the principal amount of the notes by issuing more notes in the future, on the same terms and conditions (other than the issue date and possibly the price to the public) and with the same CUSIP number (unless the additional notes of a series are not fungible for U.S. federal income tax purposes with such series, in which case the additional notes will not be of the same series and will have a separate CUSIP number), in each case, as the notes being offered by this prospectus supplement. We do not plan to inform the existing holders if we re-open this series of notes to issue and sell additional notes of this series in the future. Additional notes issued in this manner will be consolidated with and will form a single series with the applicable series of notes being offered hereby.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.

Conflicts of Interest

Affiliates of certain of the underwriters in this offering may receive more than 5% of the net proceeds of this offering contemporaneously with the consummation of this offering. See “Use of Proceeds” in this prospectus supplement. In such event, this offering will be made in compliance with the requirements of the Financial Industry Regulatory Authority (“FINRA”) Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the accountholder. Because the notes offered hereby will be rated investment grade, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Governing Law	The indenture will provide that New York law shall govern any action regarding the notes brought pursuant to the indenture.

Trustee	U.S. Bank National Association.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data as of and for the periods indicated. The statements of income data for the years ended January 3, 2014, December 28, 2012 and December 30, 2011 and the balance sheet data as of January 3, 2014 and December 28, 2012 have been derived from our audited consolidated financial statements as of such dates and for such periods. The statements of income data for each of the nine-month periods ended October 3, 2014 and September 27, 2013 and the balance sheet data as of October 3, 2014 have been derived from our unaudited consolidated financial statements as of such dates and for such periods. Since the information presented below is only a summary and does not provide all of the information contained in our financial statements, you should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from Trimble’s Annual Report on Form 10-K for the year ended January 3, 2014 and Quarterly Report on Form 10-Q for the period ended October 3, 2014. The interim consolidated financial information included herein are unaudited; however, they have been prepared on the same basis as the audited consolidated financial statements and contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly our consolidated financial position and results of operations for the interim periods. The results of operations for any interim period are not necessarily indicative of the operating results to be expected for any subsequent interim period or for the full year.

	Nine Months Ended		Years Ended
	October 3, 2014	September 27, 2013	January 3, 2014	December 28, 2012	December 30, 2011
	(Unaudited)
	(In millions, except per share amounts)
Consolidated Statements of Income Data:
Revenue	$1,832	$1,689	$2,288	$2,040	$1,644
Gross margin	$998	$884	$1,204	$1,046	$830
Gross margin percentage	54.5%	52.4%	52.6%	51.3%	50.5%
Net income attributable to Trimble Navigation Ltd.	$158	$159	$219	$191	$151
Net income	$158	$159	$218	$190	$149
Income per share
—Basic	$0.61	$0.62	$0.85	$0.76	$0.61

—Diluted	$0.60	$0.61	$0.84	$0.74	$0.60

Shares used in calculating basic income per share	260	256	257	251	245

Shares used in calculating diluted income per share	265	261	261	257	252

	October 3, 2014	January 3, 2014	December 28, 2012
	(Unaudited)
	(In millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$139	$147	$158
Total assets	3,819	3,701	3,469
Total non-current liabilities	831	890	1,087
Total stockholders’ equity	2,364	2,234	1,914

RISK FACTORS

You should carefully consider the risks and all the other information contained in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus before purchasing any of the notes offered for sale pursuant to this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Risks Related to the Notes

The notes are structurally subordinated, which may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Trimble Navigation Limited and not its subsidiaries. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore substantially depends upon the earnings of our subsidiaries, and we may depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred shareholders, if any. As of October 3, 2014, our subsidiaries had no indebtedness outstanding. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The notes are subject to prior claims of any secured creditors under any secured debt that we may incur in the future, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, ranking equally with all of our other existing and future senior unsecured indebtedness, including our obligations under our New Credit Agreement, which will be unsecured. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, all or a portion of our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors. As of October 3, 2014, we had no secured indebtedness and we do not expect our New Credit Agreement to be a secured facility.

We may still be able to incur substantially more indebtedness.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes does not limit the amount of indebtedness that we may incur. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

We may not be able to purchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to purchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to purchase the notes in cash at the time of any change of control triggering event. In addition, our ability to purchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to purchase your notes upon a change of control triggering event would cause a default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness.

The provisions in the indenture that govern the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes, following which the notes are no longer rated “investment grade”. Except as described under “Description of Notes—Purchase of Notes upon Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

You may not be able to determine when a change of control repurchase event has occurred and may not be able to require us to repurchase notes as a result of a change in the composition of the directors on our board.

The definition of change of control, which is a condition precedent to a change of control repurchase event, includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to repurchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in an indenture, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision was found unenforceable, you would not be able to require us to repurchase your notes upon a change of control resulting from a change in the composition of our board.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to enter into highly leveraged transactions; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

The negative covenants in the indenture that govern the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries to create certain liens on principal property or the capital stock of restricted subsidiaries, enter into certain sale and leaseback transactions with respect to principal property, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets, taken as a whole, to, another person. The covenants limiting liens and sale and leaseback transactions contain exceptions that will allow us and our restricted subsidiaries to incur liens with respect to material assets. See “Description of Notes—Certain Covenants” in this prospectus supplement. In light of these exceptions and other factors described above, holders of the notes may be structurally or contractually subordinated to new lenders.

A downgrade of our credit ratings could adversely impact your investment in the notes.

We are subject to periodic review by independent credit rating agencies. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

We have a substantial amount of indebtedness, which could limit our financing and other options and adversely affect our ability to make payments on the notes.

We have a substantial amount of indebtedness. As of October 3, 2014, we had $646.7 million of total debt, including $8.0 million of debt of our consolidated subsidiaries. In addition, subsequent to October 3, 2014, we incurred an additional $85.0 million of indebtedness. Our level of indebtedness could have important consequences to holders of the notes. For example, it may limit:

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•	our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity, and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Redemption may adversely affect your return on the notes.

The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

An active trading market for the notes may not develop.

The notes are new issues of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the ratings of our indebtedness assigned by the various credit rating agencies, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $         million, after deducting underwriting discounts and estimated transaction expenses payable by us. We currently intend to use the net proceeds from this offering, together with borrowings under our New Credit Agreement, to repay our existing term loan. Any proceeds from this offering not so applied will be used for general corporate purposes.

The term loan under the Existing Credit Agreement matures in 2017 and amounts outstanding thereunder bear interest at our option at (i) a floating per annum base rate based on the administrative agent’s prime rate or other agreed-upon rate, depending on the currency borrowed, plus a margin of between 0.00% and 1.00%, depending on our leverage ratio as of the most recently ended fiscal quarter, or (ii) a reserve-adjusted fixed per annum rate based on LIBOR, EURIBOR, or other agreed-upon rate, depending on the currency borrowed, plus a margin of between 1.00% and 2.00%, depending on our leverage ratio as of the most recently ended fiscal quarter.

Certain affiliates of the underwriters are lenders and/or agents under the Existing and New Credit Facility. Therefore, affiliates of the underwriters will receive a portion of the net proceeds from this offering used refinance the outstanding loans under the Existing Credit Agreement. See “Underwriting—Conflicts of Interest” for more information.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of October 3, 2014. The table is presented:

•	on an actual basis; and

•	as adjusted to reflect the net proceeds of this offering and the application thereof as described under “Use of Proceeds” and the incurrence of $1.0 billion of indebtedness under our New Credit Agreement.

	Actual	As Adjusted
	(Unaudited)
	(In millions)
Cash and cash equivalents	$139	$

Other long-term debt, current portion	$69	$
Long-term debt, less current portion:
Senior term loan	$578	$
Senior unsecured revolving credit facility	—
% Senior Notes due offered hereby	—

Total long-term debt, less current portion	578
Trimble Navigation Ltd. shareholders’ equity	2,352

Total capitalization	$2,999

*	In addition, subsequent to October 3, 2014, we incurred an additional $85 million of indebtedness.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities under the caption “Description of Senior Debt Securities” beginning on page 6 of the accompanying prospectus.

The notes will be issued under an indenture, dated                 , 2014, between the Company and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture to be entered into concurrently with the delivery of the notes (as so supplemented, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from the Company upon request. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in this prospectus supplement.

Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “the Company” in this section of this prospectus supplement are only to Trimble Navigation Limited and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•	the notes will be senior unsecured obligations of the Company and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Company, including indebtedness it may incur from time to time under its unsecured $1.0 billion revolving credit facility to be entered into contemporaneously with this offering (the “credit facility”);

•	the notes will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of October 3, 2014, the Company did not have any outstanding secured indebtedness;

•	the notes will be senior in right of payment to any existing and future indebtedness of the Company that is subordinated to the notes;

•	the notes will be structurally subordinated to all liabilities of the Company’s subsidiaries. As of October 3, 2014, the Company’s subsidiaries had approximately $279 million of outstanding liabilities, including trade payables but excluding intercompany liabilities, deferred revenue and liabilities of a type not required to be reflected on a balance sheet in accordance with U.S. GAAP;

•	the notes initially will be limited to $ aggregate principal amount (subject to the rights of the Company to issue additional notes as described under “—Further Issuances” below);

•	the notes will accrue interest at a rate of % per year;

•	the notes will mature on , unless redeemed or repurchased prior to that date;

•	interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semi-annually in arrears on December 1 and June 1 of each year, beginning on June 1, 2015;

•	the Company may redeem the notes prior to maturity, in whole or in part, as described under “—Optional Redemption” below;

•	the Company may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency of the Company maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on the notes will be paid to the person in whose name that note is registered at the close of business on November 15 or May 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York (or such other place of payment as may be subsequently specified by the Company) are authorized or obligated by law or executive order to close.

The Company does not intend to list the notes on any national securities exchange or include the notes in any automated quotation system.

The notes will not be subject to any sinking fund.

The Company may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

The indenture does not contain any provisions that would limit the Company’s ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Company for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of the Company, be made by check mailed directly to holders at their registered addresses or wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

All amounts of principal of and premium, if any, and interest on the notes paid by the Company that remain unclaimed two years after such payment was due and payable will be repaid to the Company, and the holders of such notes will thereafter look solely to the Company for payment.

Ranking

The notes will be senior unsecured obligations of the Company and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of the Company, including any indebtedness the Company may incur from time to time under the credit facility.

The notes will effectively rank junior to all existing and future secured indebtedness of the Company to the extent of the assets securing such indebtedness, and to all liabilities of its subsidiaries. As of October 3, 2014, the Company did not have any outstanding secured indebtedness. The Company derives a portion of its operating income and cash flow from its subsidiaries. Therefore, the Company’s ability to make payments when due to the holders of the notes is, in large part, dependent upon the receipt of sufficient funds from its subsidiaries. As of October 3, 2014, the Company’s subsidiaries had approximately $279 million of outstanding liabilities, including trade payables but excluding intercompany liabilities, deferred revenue and liabilities of a type not required to be reflected on a balance sheet in accordance with U.S. GAAP.

Claims of creditors of the Company’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of the Company’s subsidiaries.

Optional Redemption

The notes may be redeemed by the Company at its option at any time or from time to time prior to                 , the date that is 3 months prior to the maturity date (the “Par Call Date”), either in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after                 , three months prior to maturity, the notes may be redeemed at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus         basis points.

The following terms are relevant to the determination of the redemption price.

“Comparable Treasury Issue” means the United States Treasury security selected by Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed as if such notes had stated maturity that was the same as the Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the Quotation Agent obtains fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means one of the Reference Treasury Dealers, or their respective successors, as may be appointed from time to time by the Company; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), the Company will substitute another primary treasury dealer.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, LLC and two other primary treasury dealer selected by the Company, and each of their respective successors and any other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that (i) for purposes of calculating such remaining scheduled payments, the stated maturity of such note is deemed to be the Par Call Date; and (ii) if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, the Company will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such business day.

A partial redemption of the notes of each series may be effected pro rata or by lot and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

Notice of any redemption will be sent by first-class mail (or, in the case of global notes, in accordance with the procedures of the depositary) at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. At the Company’s request, the trustee will give the notice of redemption on behalf of the Company.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Purchase of Notes upon Change of Control Repurchase Event

If a change of control repurchase event occurs, unless the Company has exercised its right to redeem the notes as described above, each holder of the applicable notes will have the right to require the Company to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes, as applicable (a “change of control offer”), at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase (a “change of control payment”). Within 30 days following any change of control repurchase event or, at the option of the Company, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, the Company will send, by first class mail (or, in the case of global notes, in accordance with the procedures of the depositary), a notice to each holder (a “change of control notice”), with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and the Company’s obligation to repurchase the notes on the payment date specified in the notice (the “change of control payment date”), which date will, other than as may be required by law, be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the change of control, state that the Company’s obligation to repurchase the notes is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Holders of definitive notes electing to have a note purchased pursuant to a change of control offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or holders of global notes must transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the business day prior to the change of control payment date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, the Company will, to the extent lawful:

(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its change of control notice;

(2)	deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all the notes or portions of the notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by the Company.

The paying agent will promptly deliver to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

The Company will not be required to repurchase the notes upon a change of control repurchase event if a third party agrees to repurchase the notes in the manner, at the times and otherwise in compliance with the requirements for the Company under the indenture for the notes and such third party repurchases all notes properly tendered and not withdrawn by the holders. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a change of control repurchase event.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between the Company and the underwriters. The Company has no present intention to engage in a transaction involving a change of control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings of the notes. Restrictions on the ability of the Company to incur liens and enter into sale and leaseback transactions are contained in the covenants as described under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The phrase “all or substantially all,” as used with respect to the assets of the Company and its subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company and its subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear. In addition, it should be noted that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a change of control under a clause similar to clause (4) of the definition of “change of control,” if the outgoing directors were to approve the new directors for the purpose of such change of control clause.

The Company may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, the Company may be prohibited from repurchasing the notes under the terms of its future debt instruments. Furthermore, a change of control could constitute an event of default under its credit facility. See “Risk Factors—Risks Related to the Notes—We may not be able to purchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the adoption of a plan by the Company’s board of directors relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the aggregate of the total voting power of the voting stock of the Company or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (4) the first day on which a majority of the members of the board of directors of the Company are not continuing directors; or (5) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or the outstanding voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“continuing directors” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date of the indenture, as supplemented; or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by specific vote or by approval by the Company’s board of directors in a proxy statement in which such member was named as a nominee for election as a director without objection by its board of directors to such nomination). Under a Delaware Chancery Court interpretation of the foregoing definition of “continuing director,” a board of directors may approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Company’s board of directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “change of control repurchase event” that would trigger your right to require the Company to repurchase your notes as described above.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB-or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any substitute rating agency.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a substitute rating agency.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“ratings event” means, that the series of notes ceases to be rated investment grade by both rating agencies on any day during the period (the “trigger period”) commencing on the earlier of (a) the first public notice of the occurrence of a change of control or (b) the public announcement by the Company of its intention to effect a change of control, and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the series of notes is under publicly announced consideration for a possible rating downgrade by either of the rating agencies on such 60th day, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the series of notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the series of notes are rated investment grade by at least one of such rating agencies in question and are not subject to review for possible downgrade by such rating agency). If either rating agency is not providing a rating of the series of notes on any day during the trigger period for any reason, the rating of such rating agency shall be deemed to have ceased to be rated investment grade during the trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of the Company’s board of directors or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

The Company may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue price, the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the notes offered hereby and will vote together as one class on all matters with respect to the notes offered hereby; provided that if the additional notes are not fungible with the outstanding notes for U.S. federal income tax purposes, the additional notes will not be of the same series and will have one or more separate CUSIP numbers.

Certain Covenants

Except as set forth below, neither the Company nor any of its subsidiaries will be restricted by the indenture from:

incurring any indebtedness or other obligation,

paying dividends or making distributions on the capital stock of the Company or of such subsidiaries, or purchasing or redeeming capital stock of the Company or such subsidiaries.

In addition, the Company will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving the Company or any of its subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent provided under “—Purchase of Notes upon Change of Control Repurchase

Event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent provided under “—Purchase of Notes upon Change of Control Repurchase Event.”

The indenture will contain the following principal covenants:

Limitation on Liens

The Company will not incur, and will not permit any of its restricted subsidiaries to incur, any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of the Company or any of its restricted subsidiaries or (b) any shares of stock or indebtedness of any of its restricted subsidiaries (whether such Principal Property or shares or indebtedness of any restricted subsidiary are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of the Company, any other indebtedness or guarantees of the Company or any of its subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at the option of the Company, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

(1)	Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a subsidiary of the Company or a subsidiary of any subsidiary of the Company, provided that such Liens were not incurred in anticipation of such person becoming a subsidiary;

(2)	Liens on property, shares of stock or indebtedness existing at the time of acquisition by the Company or any of its subsidiaries or a subsidiary of any subsidiary of the Company of such property, shares of stock or indebtedness or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(3)	Liens securing indebtedness of the Company or any of the Company’s subsidiaries owing to the Company or any of its subsidiaries;

(4)	Liens existing on the date of the initial issuance of the notes (other than any additional notes);

(5)	Liens on property or assets of a person existing at the time such person is merged into or consolidated with the Company or any of its subsidiaries, at the time such person becomes a subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to the Company or any of its subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6)	Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7)	Liens created to secure the notes;

(8)

Liens imposed by law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10)	Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(11)	Liens or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the U.S. to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12)	Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such properties;

(13)	Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens; or

(14)	Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by U.S. GAAP shall have been made therefore; or

(15)	any extensions, renewals or replacements of any Lien referred to in clauses (1) through (14) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (14) shall not extend to or cover any property of the Company or any of its subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its restricted subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness, the aggregate principal amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (15) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of the Consolidated Net Assets of the Company. The Company and its restricted subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its restricted subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

(2)	such transaction was for the sale and leasing back to the Company or any of its wholly owned subsidiaries of any Principal Property by one of its restricted subsidiaries;

(3)	such transaction involves a lease for not more than three years (or which may be terminated by the Company or its subsidiaries within a period of not more than three years);

(4)	the Company or such restricted subsidiary would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5)	the Company or any restricted subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase, construction, development, expansion or improvement of other property or assets used or useful in its business (including the purchase or development of other Principal Property) or to the retirement of indebtedness (including the notes) of the Company or any of its subsidiaries (other than Indebtedness that is subordinated to the notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of such indebtedness, the Company may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its restricted subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 15% of the Consolidated Net Assets of the Company.

Definitions

The indenture contains the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of such Principal Property as determined in good faith by the Company’s board of directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with U.S. GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with U.S. GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Assets” is being determined or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared by the Company in accordance with U.S. GAAP.

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments, but other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit). Notwithstanding the foregoing, the term “indebtedness” excludes any indebtedness of the Company or any of the Company’s subsidiaries to the Company or a subsidiary of the Company.

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any direct or indirect subsidiaries of the Company or (2) the financing of a project involving the development or expansion of properties of the Company or any direct or indirect subsidiaries of the Company, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any direct or indirect subsidiary of the Company or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the land, improvements, buildings and fixtures owned by the Company or any of its subsidiaries that constitute the Company’s principal offices in Sunnyvale, California, any research and development facility, and manufacturing, assembly or distribution facility and any service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America, except such as the Company’s board of directors (or authorized committee thereof) by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its subsidiaries taken as a whole) not to be of material importance to the Company’s and its subsidiaries’ business, taken as a whole; provided, however, that any office or facility with a value of less than $5.0 million shall in no event be deemed a Principal Property.

“restricted subsidiary” means any domestic subsidiary that owns any Principal Property other than:

(1)	Any subsidiary primarily engaged in financing receivables or in the finance business; or

(2)	Any of the Company’s less than 80%-owned subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or on the over-the-counter markets.

“subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

Events of Default

Each of the following, in addition to the events of default described in the accompanying prospectus, is an “event of default” under the indenture with respect to the notes:

(1)	a failure to make the payment of any interest upon any Notes of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

(2)	a failure to pay principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;

(3)	a failure by the Company to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “Purchase of Notes upon Change of Control Repurchase Event”;

(4)	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

(5)	a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of the Company (other than indebtedness of the Company owing to any of its subsidiaries) outstanding in an amount in excess of $75 million and continuance of this failure to pay or (b) a default on any indebtedness of the Company (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $75 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to the Company by the trustee or to the Company and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

(6)	certain events of bankruptcy, insolvency or reorganization of the Company.

Modification Without Consent of Holders

The Company and the trustee may, without the consent of any holders, change the indenture for any of the following purposes:

•	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company under the indenture and the notes;

•	to add to the covenants of the Company for the benefit of holders of the notes or to surrender any right or power conferred upon the Company;

•	to add any additional events of default for the benefit of holders of the notes;

•	to add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form;

•	to secure the notes;

•	to add or appoint a successor or separate trustee;

•	to cure any ambiguity, defect or inconsistency, provided that the interests of the holders of the notes are not adversely affected in any material respect;

•	to supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any notes, provided that the interests of the holders of the notes are not adversely affected in any material respect; or

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

For a description of other provisions related to modifications to, and waivers under, the indenture, see the section captioned, “Modification and Waiver” in the accompanying prospectus.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until the Company issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither the Company, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

For so long as the notes are represented by a global note registered in the name and held by DTC or its nominee, any notices required to be given to the holders of the notes will be given to DTC or its nominee, as the registered holder of the global notes.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

The Company expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme, which is referred to as “Clearstream. Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes, including any claim or controversy arising out of or relating to the indenture or the notes, will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the State of New York.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture and has also been appointed by the Company to act as registrar, transfer agent and paying agent for the notes. The Company and its affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business, including asset and investment management and insurance services.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain United States federal income tax considerations generally applicable to the ownership and disposition of the notes by Non-U.S. Holders (as defined below) that purchase the notes pursuant to this prospectus supplement at the price set forth on the cover of this prospectus supplement. This summary is based upon United States federal income tax law in effect on the date of this prospectus supplement, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not address all aspects of United States federal income taxation which may be relevant to particular investors in light of their particular investment circumstances, such as investors subject to special tax rules (e.g., banks or other financial institutions, insurance companies, broker-dealers, entities or arrangements treated as partnerships for United States federal income tax purposes and their partners, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations (including private foundations), controlled foreign corporations, United States expatriates, holders subject to the alternative minimum tax, passive foreign investment companies, persons deemed to sell the notes under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes), all of whom may be subject to tax rules that differ significantly from those summarized below. This summary does not discuss any state, local, or non-United States tax considerations, the Medicare contribution tax on investment income, or any non-income tax considerations, including gift or estate tax. This summary addresses Non-U.S. Holders that will hold the notes as “capital assets” under the Code.

Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax consequences of the ownership and disposition of the notes.

For the purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that, for United States federal income tax purposes, is not (i) an individual who is a citizen or resident of the United States, (ii) a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, (iii) a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the laws of, the United States, any State thereof, or the District of Columbia, (iv) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (v) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a holder of a note, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners and partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Interest

Payments of interest on the notes made to a Non-U.S. Holder will not be subject to United States federal withholding tax provided that (i) such Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote and (B) is not a controlled foreign corporation that is related to the company (within the meaning of section 864(d)(4) of the Code) and (ii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading “Owner’s Statement Requirement.” A Non-U.S. Holder that does not meet the above criteria will be subject to United States federal withholding tax at a flat rate of 30%, unless the withholding tax rate is reduced or eliminated by an applicable income tax treaty, and such Non-U.S. Holder is a qualified resident of the treaty country and complies with certain certification requirements.

If interest on the notes is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, and, if required by an applicable income tax treaty, such interest is attributable to a United States permanent establishment of the Non-U.S. Holder, the Non-U.S. Holder, although exempt from United States federal withholding tax provided certain certification requirements are met, will generally be subject to United States federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if it were a United States person. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. These holders are urged to consult their tax advisors concerning the United States federal income tax consequences to them of the ownership and disposition of the notes as well as the application of state, local and non-United States income and other tax laws.

Owner’s Statement Requirement

In order to avoid withholding tax on interest on a note under section 871(h) or 881(c) of the Code, either the Non-U.S. Holder of the note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) and that holds the note on behalf of such holder must timely file a statement with us or our agent to the effect that the Non-U.S. Holder is not a United States person within the meaning of the Code. This requirement will be satisfied if we or our agent timely receives (i) a statement (an “Owner’s Statement”) from the Non-U.S. Holder of the note in which such holder certifies, under penalties of perjury, that such holder is not a United States person and provides such holder’s name and address and, if applicable, information with respect to tax treaty benefits, on an IRS Form W-8BEN or W-8BEN-E (or suitable substitute form) or (ii) a statement from the Financial Institution holding the note on behalf of the Non-U.S. Holder in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner’s Statement, together with a copy of the Owner’s Statement and in either case, neither we nor our agent have actual knowledge that any of the information, certifications or statements in such Owner’s Statement are incorrect. The Non-U.S. Holder must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner’s Statement.

Sale, Exchange, Redemption, or Other Disposition

Subject to the discussions of backup withholding and FATCA below, a Non-U.S. Holder will generally not be subject to United States federal income tax on any gain realized upon a sale, exchange, redemption, or other taxable disposition of the notes, unless:

(a) such gain is effectively connected with the conduct of a trade or business in the United States (and if required by an applicable tax treaty, such gain is attributable to a United States permanent establishment of the Non-U.S. Holder); or

(b) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, redemption, or other taxable disposition occurs and certain other conditions are met.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a United States person, and, in the case of a corporation, may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. An individual Non-U.S. Holder who is subject to United States federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale, exchange, redemption, or other disposition of the notes will be subject to a flat 30% tax (or, if applicable, a lower treaty rate) on the gain derived from such sale or other taxable disposition, which may be offset by certain United States source capital losses.

Backup Withholding and Information Reporting

A Non-U.S. Holder generally will be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to payments of principal and interest on or the proceeds of a disposition of the notes. Such requirements are generally satisfied by providing a properly executed Owner’s Statement. In addition, we are required to annually report to the IRS and each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against a Non-U.S. Holder’s United States federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

The Foreign Account Tax Compliance Act, or FATCA

FATCA and existing guidance issued thereunder generally require, in certain circumstances, U.S. federal withholding at a rate of 30% on interest payments in respect of, and, for dispositions occurring on or after January 1, 2017, gross proceeds from the disposition of, notes held by or through certain foreign financial institutions (including investment funds and including in certain instances where such institutions are acting as intermediaries), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest in respect of, and gross proceeds from the sale of, our notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to U.S. federal withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. We will not pay any additional amounts to holders in respect of any amounts withheld. Holders are encouraged to consult their tax advisors regarding the possible implications of FATCA on their investment in our notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes set forth opposite their names below:

Underwriters	Principal amount of notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities LLC

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of             % of the principal amount of the notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed            % of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid by Us
Per note		%
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $0.9 million.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us. Such underwriters and their affiliates have received, or will receive, customary fees, expenses and commissions for these activities and services.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In particular, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, LLC or certain of their affiliates are agents and/or lenders under the Existing Credit Agreement, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, LLC or certain of their affiliates are expected to be agents and/or lenders under the New Credit Agreement. As described in “Use of Proceeds,” we intend to use the net proceeds from this offering, together with borrowings under our New Credit Agreement, to repay outstanding borrowings under the Existing Credit Agreement. As Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, LLC or certain of their affiliates may each receive more than 5% of the proceeds of this offering, not including underwriting compensation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, LLC and certain of their affiliates will each have a “conflict of interest” as defined in Rule 5121 adopted by Financial Industry Regulatory Authority. Consequently, this offering will be conducted in accordance with Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the account holder. In accordance with Rule 5121, a “qualified independent underwriter” is not required because the notes offered are investment grade rated, as that term is defined in Rule 5121.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of the notes may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of the notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus

For the purposes of this provision, the expression an “offer to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) and the shares of common stock may not be offered or sold and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Davis Polk  & Wardwell LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 3, 2014, and the effectiveness of our internal control over financial reporting as of January 3, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. We also maintain a website at www.trimble.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying base prospectus.

We are incorporating by reference into this prospectus supplement and the accompanying base prospectus certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents and such documents are deemed to be included as part of this prospectus supplement and the accompanying base prospectus. We incorporate by reference in this prospectus supplement and the accompanying prospectus the information contained in the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date of this prospectus supplement and prior to the termination offering the notes described in this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended January 3, 2014, filed with the SEC on February 25, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2014, filed with the SEC on May 12, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2014, filed with the SEC on August 8, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended October 3, 2014, filed with the SEC on November 7, 2014;

•	Current Reports on Form 8-K filed with the SEC on March 24, 2014, April 9, 2014, May 14, 2014 and August 12, 2014; and

•	Portions of the Definitive Proxy Statement on Schedule 14A filed on March 24, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended January 4, 2014, filed with the SEC on February 25, 2014.

You may request a copy of these filings and any exhibit specifically incorporated by reference in those documents at no cost, by writing or telephoning us at the following address:

Trimble Navigation Limited

935 Stewart Drive

Sunnyvale, California, 94085

Attn: General Counsel

Telephone: (408) 481-8000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone else to provide you with different information.

You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

Prospectus

Trimble Navigation Limited

Senior Debt Securities

We may from time to time offer and sell senior debt securities in one or more offerings. We may offer these senior debt securities separately or together in any combination and as separate series. This prospectus provides you with a general description of the senior debt securities we may offer.

Each time we sell senior debt securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the senior debt securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our senior debt securities.

If we decide to seek a listing of any senior debt securities offered by this prospectus, the related prospectus supplement will disclose the exchange or market, if any, on which the senior debt securities will be listed, or where we have made an application for listing, if any.

Our principal executive offices are located at 935 Stewart Drive, Sunnyvale, California, 94085, and our telephone number at that location is (408) 481-8000.

Investing in our senior debt securities involves risks. See “Risk Factors” beginning on page 2. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and under similar headings in the other documents that are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these senior debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2014

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any senior debt securities other than the registered senior debt securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy senior debt securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

When used in this prospectus, the terms “Trimble,” “we,” “our” and “us” refer to Trimble Navigation Limited and our consolidated subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC. Under this shelf registration statement, we may sell any combination of the senior debt securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the senior debt securities that we may offer. Each time we sell senior debt securities, we will provide a supplement to this prospectus that contains specific information about the terms of the senior debt securities being sold. The supplement may also add, update or change information contained in this prospectus. Before purchasing any senior debt securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading, “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10-K for the year ended January 3, 2014, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements included in this prospectus, any accompanying prospectus supplement and the documents they incorporate by reference, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Sections of this prospectus and any accompanying prospectus supplement, including under the heading “Risk Factors,” our Annual Report on Form 10-K for the year ended January 3, 2014, our Quarterly Reports on Form 10-Q for the quarters ended April 4, 2014 and July 4, 2014, and other SEC filings discuss certain factors that may cause such a difference for us as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this prospectus, any accompanying prospectus supplement and the documents they incorporate by reference speak only as of their respective dates and we undertake no obligation to revise or update publicly any forward-looking statement, to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov. We also maintain a website at www.trimble.com. The information contained on, or accessible through, our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

We are incorporating by reference into this prospectus and any accompanying prospectus supplement certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents and such documents are deemed to be included as part of this prospectus and any accompanying prospectus supplement. We incorporate by reference in this prospectus and any accompanying prospectus supplement the information contained in the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date of this prospectus and before we stop offering the senior debt securities described in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended January 3, 2014, filed with the SEC on February 25, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2014, filed with the SEC on May 12, 2014;

•	Quarterly Report on Form 10-Q for the quarterly period ended July 4, 2014, filed with the SEC on August 8, 2014;

•	Current Reports on Form 8-K filed with the SEC on March 24, 2014, April 9, 2014, May 14, 2014 and August 12, 2014; and

•	Portions of the Definitive Proxy Statement on Schedule 14A filed on March 24, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended January 3, 2014, filed with the SEC on February 25, 2014.

You may request a copy of these filings and any exhibit specifically incorporated by reference in those documents at no cost, by writing or telephoning us at the following address:

Trimble Navigation Limited

935 Stewart Drive

Sunnyvale, California, 94085

Attn: General Counsel

Telephone: (408) 481-8000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and any accompanying prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

ABOUT TRIMBLE

Trimble, a California corporation, provides technology solutions that enable professionals and field mobile workers to improve or transform their work processes. Our solutions are used across a range of industries including agriculture, architecture, civil engineering, construction, environmental management, government, natural resources, transportation and utilities. Representative Trimble customers include engineering and construction firms, contractors, surveying companies, farmers and agricultural companies, enterprise firms with large-scale fleets, energy, mining and utility companies, and state, federal and municipal governments.

Our products are sold based on anticipated return on investment and frequently provide benefits such as lower operational costs, higher productivity, improved quality, enhanced safety and compliance, and reduced environmental impact. Product examples include: equipment that automates large industrial equipment such as tractors and bulldozers; surveying instruments; integrated systems that track fleets of vehicles and workers and provide real-time information and powerful analytics to the back-office; data collection systems that enable the management of large amounts of geo-referenced information; software solutions that connect all aspects of a construction site or farm; and building information modeling software that is used throughout the design, build, and operation of buildings. We also manufacture components for in-vehicle navigation and telematics systems, and timing modules used in the synchronization of wireless networks.

Many of our products integrate positioning or location technologies with wireless communications and software or information technologies. Information about location or position is transmitted via a wireless link to a domain-specific software application which enhances the productivity of the worker, asset or work process. Position is provided through a number of technologies including the Global Positioning System, other Global Navigation Satellite Systems and their augmentation systems, and systems that use laser, optical, inertial or other technologies to establish position.

Software is a key element of most of our solutions. Our software may be delivered either via a licensed or embedded software model or in a hosted environment using a subscription-based Software-as-a-Service model. Many of our software and services offerings can be used as stand-alone applications, or as part of a broader, more integrated industry workflow solution. Examples include software systems for conceptual and structural design, and software for business management/optimization functions in specific industries.

We design, develop and market our own products. The majority of our software products are engineered and developed in-house, with some use of third party applications, modules or contract development. We also operate a few joint ventures in partnership with industry leaders, with which we develop certain products. Our manufacturing strategy includes a combination of in-house assembly and third-party subcontractors. Our global operations include development, manufacturing, or logistics operations in the United States, Sweden, Finland, Germany, New Zealand, Canada, the United Kingdom, the Netherlands, China, and India. Products are typically sold through dealers, representatives, joint ventures, and other channels in more than 100 countries. These channels are supported by our own offices located in 35 countries around the world. We also sell products directly to end-users.

Trimble was incorporated in California in 1981. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “TRMB.” Our principal executive offices are located at 935 Stewart Drive, Sunnyvale, California, 94085, and our telephone number at that location is (408) 481-8000. Our Internet address is www.trimble.com. Information contained in our website is not incorporated by reference into and does not form any part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows for the periods indicated:

	Six Months Ended	Years Ended
	July 4, 2014	January 3, 2014	December 28, 2012	December 30, 2011	December 31, 2010	January 1, 2010

Ratio of earnings to fixed charges	21.6x	11.2x	11.0x	15.2x	31.4x	21.8x

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of consolidated income from continuing operations before income taxes before adjustment for income or loss from equity investees, distributed income of equity investees and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and estimated interest as a component of rental expense.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the senior debt securities under this prospectus for general corporate purposes, including, without limitation, making acquisitions of assets, businesses or securities, share repurchases and capital expenditures, repayment of existing indebtedness and for working capital. When a particular series of senior debt securities is offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds we receive from the sale of the senior debt securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DESCRIPTION OF SENIOR DEBT SECURITIES

This prospectus describes the general terms and provisions of the senior debt securities we may offer from time to time. These summaries are not meant to be a complete description of each debt security. When we offer to sell a particular series of senior debt securities, we will describe the specific and material terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of senior debt securities. The accompanying prospectus supplement may add, update or change the terms and conditions of the senior debt securities as described in this prospectus.

We may offer senior debt securities under this registration statement. The senior debt securities will be our direct obligations and will rank equally with all of our other unsubordinated indebtedness.

The senior debt securities will be issued under an indenture, dated as of October 30, 2014, between us and U.S. Bank National Association, as trustee, and as further amended by one or more supplemental indentures to be entered into between us and U.S. Bank National Association as trustee. We have summarized the select portions of the indenture below. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The terms of each series of senior debt securities will be established by or pursuant to a resolution of our board of directors and will be set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of senior debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We can issue senior debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of senior debt securities being offered, the aggregate principal amount and the following terms of the senior debt securities:

•	the title of the senior debt securities;

•	the price or prices, expressed as a percentage of the principal amount, at which we will sell the senior debt securities;

•	any limit on the aggregate principal amount of the senior debt securities;

•	the date or dates on which we will pay the principal on the senior debt securities;

•	the rate or rates, which may be fixed or variable, per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the senior debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium and interest on, the senior debt securities will be payable;

•	the terms and conditions upon which we may redeem the senior debt securities;

•	any obligation we have to redeem or purchase the senior debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of senior debt securities;

•	the dates on which and the price or prices at which we will repurchase senior debt securities at the option of the holders of senior debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the senior debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the senior debt securities will be issued in the form of certificated senior debt securities or global senior debt securities;

•	the portion of principal amount of the senior debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the senior debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the senior debt securities will be made;

•	if payments of principal of, and premium or interest on, the senior debt securities will be made in one or more currencies or currency units other than that or those in which the senior debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, and premium and interest on, the senior debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the senior debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the senior debt securities;

•	any addition to or change in the events of default or in the acceleration provisions described in this prospectus or in the indenture with respect to the senior debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the senior debt securities;

•	any other terms of the senior debt securities that may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the senior debt securities.

We may issue senior debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these senior debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the senior debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and any premium and interest on, any series of senior debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of senior debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Senior Debt Securities and Book-Entry System” below, book-entry senior debt securities will not be issuable in certificated form.

Certificated Senior Debt Securities. You may transfer or exchange certificated senior debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated senior debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated senior debt securities and the right to receive the principal of, and premium and interest on, certificated senior debt securities only by surrendering the certificate representing those certificated senior debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Senior Debt Securities and Book-Entry System. Each global debt security representing book-entry senior debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

The depositary has indicated that it intends to follow the following procedures with respect to book-entry senior debt securities.

Ownership of beneficial interests in book-entry senior debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry senior debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry senior debt securities. Ownership of book-entry senior debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry senior debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry senior debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry senior debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry senior debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of senior debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the senior debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry senior debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Our company, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, or premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry senior debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry senior debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

We will issue certificated senior debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry senior debt securities of any series represented by one or more global senior debt securities and, in that event, will issue certificated senior debt securities in exchange for the global senior debt securities of that series. Any certificated senior debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry senior debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of senior debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of senior debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than Trimble) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the senior debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Event of default means, with respect to any series of senior debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of senior debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding senior debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to senior debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of senior debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of senior debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements that may be in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness that may be outstanding from time to time.

If an event of default with respect to senior debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding senior debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the senior debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest (if any) on, all senior debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of, and accrued and unpaid interest (if any) on, all outstanding senior debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding senior debt securities. At any time after a declaration of acceleration with respect to senior debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest (if any) with respect to senior debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of senior debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding senior debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the senior debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to senior debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding senior debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding senior debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of senior debt securities of any series of any default or event of default (except in payment on any senior debt securities of that series) with respect to senior debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those senior debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding senior debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

(a)	change the stated maturity of the principal of or any installment of principal of or interests on any senior debt securities of such series;

(b)	reduce the principal amount of or the rate of interest thereon on any premium payable upon redemption of any senior debt securities of such series;

(c)	reduce the amount of principal payable at maturity or upon acceleration, redemption or a change of control or following an Event of Default;

(d)	change the place or currency of payment for the senior debt securities;

(e)	change the terms of or waive any redemption provisions;

(f)	impair the holder’s right to sue for the enforcement of any payment on or with respect to the senior debt securities;

(g)	reduce the percentage in principal amount of the senior debt securities of any series the approval of whose holders is needed to modify or amend the indenture or the senior debt securities;

(h)	reduce the percentage in principal amount of the senior debt securities of any series, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to wave certain defaults; and

(i)	modify any other aspect of the provisions dealing with modifications and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without consent of the holder of each security of such series affected by the modification.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding senior debt securities of any series may on behalf of the holders of all senior debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding senior debt securities of any series may on behalf of the holders of all the senior debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium and any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding senior debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may modify and amend the indenture or the notes to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations under the notes in the case of a merger, consolidation or sale, lease, conveyance or other disposition of all or substantially all of our assets;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	make any change that does not adversely affect the rights of any holder of notes;

•	provide for the issuance of and establish the form and terms and conditions of any notes as permitted by the indenture;

•	evidence and provide for the acceptance of appointment of a successor trustee with respect to the notes and add to or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee; or

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Defeasance of Senior Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of senior debt securities, we may be discharged from any and all obligations in respect of the senior debt securities of any series (except for certain obligations to register the transfer or exchange of senior debt securities of such series, to replace stolen, lost or mutilated senior debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized financial advisory firm to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the senior debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those senior debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the senior debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of senior debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the senior debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized financial advisory firm to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the senior debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those senior debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of senior debt securities and the senior debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the senior debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the senior debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

Governing Law

The indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. Any securities issued will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any senior debt securities, the validity of the senior debt securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 3, 2014, and the effectiveness of our internal control over financial reporting as of January 3, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$

% Senior Notes due                 ,

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

November         , 2014